As filed with the Securities and Exchange Commission on June 11, 2021
Registration No. 333-90452
Registration No. 333-167142
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-90452
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-167142

Protective Insurance Corporation
(Exact name of registrant as specified in its charter)
Indiana	35-0160330
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

111 Congressional Boulevard, STE 500
Carmel, Indiana
(317) 636-9800
(Address and telephone number, including area code, of principal executive offices)

BALDWIN & LYONS, INC. 2002 STOCK PURCHASE PLAN
BALDWIN & LYONS, INC. RESTRICTED STOCK COMPENSATION PLAN
(Full title of the plans)

Jeremy D. Edgecliffe-Johnson
111 Congressional Boulevard, STE 500
Carmel, Indiana
(317) 636-9800
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller Reporting Company ☐	Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES
These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Protective Insurance Corporation (the “Registrant”):
•	Registration Statement (Form S-8 No. 333-90452) pertaining to the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan; and
•	Registration Statement (Form S-8 No. 333-167142) pertaining to the Baldwin & Lyons, Inc. Restricted Stock Compensation Plan.
On June 1, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 14, 2021 (the “Merger Agreement”), among the Registrant, The Progressive Corporation, an Ohio corporation (“Parent”), and Carnation Merger Sub Inc., an Indiana corporation and wholly-owned indirect subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned indirect subsidiary of Parent.
As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, in the State of Indiana, on the 11th day of June, 2021.
         PROTECTIVE INSURANCE CORPORATION
         By:  /s/ Jeremy D. Edgecliffe-Johnson
        Name: Jeremy D. Edgecliffe-Johnson
        Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.